Exhibit 99.1
Wynn Resorts Receives Commitment Letter for Funding Promissory Note
LAS VEGAS, March 9, 2018 (BUSINESS WIRE) — Wynn Resorts, Limited (NASDAQ:WYNN) announced today that it has entered into a commitment letter with Deutsche Bank for a 364-day term loan facility to the Company in an aggregate principal amount of up to $800 million. If utilized, the Company intends to use the net proceeds of this committed financing, and cash on hand, to repay the promissory note that the Company previously issued to Aruze USA, Inc.
Forward-Looking Statements

This release contains forward-looking statements, including those related to the Company’s financing plans. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the controversy related to Stephen A. Wynn and his separation from the Company, dependence on key employees, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s other periodic reports filed with the Securities and Exchange Commission. Wynn Resorts, Limited is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise, except as required by law.
SOURCE: Wynn Resorts, Limited
CONTACT:
Wynn Resorts, Limited
Craig Billings, Chief Financial Officer & Treasurer
702-770-7000
investorrelations@wynnresorts.com